Amended Offer Letter

August 3, 2018

Anne Rutto

Delivered by email (***)

Dear Anne;

Re: Offer of Employment

GreenPower Motor Com pany Inc. and subsidiary companies ("GreenPower" or the "Company") is pleased to offer you the position of Senior Accountant for GreenPower  in  Vancouver, Canada. The position reports directly to Fraser Atkinson and indirectly to Mark Achtemichuk and involves working with other members of the team.

Job Description

The duties, roles and responsibilities will include, but are not limited to those set forth in Schedule A.

Start Date

Your employment will commence on or about August 23, 2018 or as is mutually agreed upon by both parti es.

Probation

The first three (3) months of your employment will be probationary. The probationary period provides GreenPower with an opportunity to assess your ability to perform the duties of your posit ion and to assess your ability to comply with the organizational requirements of the Company.

Place of Work

Your place of work will be at Suite 240 - 209 CarraII Street, Vancouver BC.

Hours of Work

The Company's normal hours of operation are from 8:30 a.m. to 5:00 p.m. However, it is anticipated that your hours of work may be irregular at times, and you may be required to work extended hour s in accordance with the priorities of your posit io n.

Compensation

You will be compensated with an annual Base Salary of $82,500 subject to normal income tax withholdings. There may be opportunities to earn additional bonuses based on the successful execution of specific projects.

After your probationary period, you may be eligible to be granted stock options with a term of five years, exercise price at the current market price and vesting 25% after 4 months and then 25% after the end of years 1, 2 and 3, subject to the approval of the Board of Directors and the TSX Venture Exchange.

Termination of Employment

Your employment with the Company may be terminated in one of the following ways:

a) You may terminate your employment with GreenPower by giving not less than 4 weeks' written notice of termination to GreenPower.

b) GreenPower may terminate your employment at any time by giving you written notice or pay in lieu of notice, at the option of GreenPower according to and not exceeding the termination pay obligations mandated by the legislation in BC. Such notice or pay in lieu of notice will be in full and complete satisfaction of the obligations of GreenPower on termination of your employment.

c) Your employment will be automatically terminated upon your death, and GreenPower shall be under no obligation to provide you or your estate or personal representative with notice of termination or payment in lieu of notice or any other form of severance pay or damages.

d) Notwithstanding any other provision of this clause, GreenPower may terminate your employment at any time for just cause, in which case, you will not be entitled to notice, pay in lieu of notice or any other form of compensation, severance pay or damages.

Benefits

The Company will endeavour to have a Medical Plan in place by November 2018 at which time you shall have the option to participate in the Company's Medical Plan and the Company shall pay 50% of the base premiums for a single person for your participation in the Plan.

You will be reimbursed for the use of your mobile phone for Company use and you shall be entitled to three weeks of vacation per year and increased to four weeks of vacation per year upon the completion of your first annual review.

Confidentiality

You agree that during the term of your employment, and for a period of twenty four (24) months after your employment you will not, divulge, publish or otherwise reveal, either directly or through another person, to any person, firm or corporation any information concerning confidential or proprietary information belonging to GreenPower or of any of its affiliated companies. You also agree that any and all work performed or work product developed for GreenPower is the sole property of GreenPower.

Acceptance

To indicate your acceptance of this offer, please sign below.

We firmly believe that you can make a great contribution to GreenPower, and that you will find working here a rewarding experience. We look forward to the opportunity of working with you  to create a successful company, and we are confident that your employment will  prove mutually beneficial.

Sincerely,

Fraser Atkinson Executive Chairman

(604) 220-8048

Agreed to and Accepted by:

/s/ Anne Rutto	Date